MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA  98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors & Audit Committee:

Minaro Corp.

We consent to the use of our report dated May 26, 2020 with respect to the financial statements of Minaro Corp. as of January 31, 2020 and 2019 and the related statements of operations, shareholders’ deficit and cash flows for the period ended January 31, 2020 and 2019.

Michael Gillespie & Associates, PLLC

Seattle, Washington

September 9, 2020

/S/ Michael Gillespie & Associates, PLLC